Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) by and between The Stanley Works, a Connecticut corporation (the “Company”), and James M. Loree (the “Executive”), dated November 2, 2009 (the “Execution Date”) and effective as of the Effective Date (as defined in Section 1 below).

WITNESSETH:

WHEREAS, the Company, Blue Jay Acquisition Corp. (“Merger Sub”) and The Black & Decker Corporation, a Maryland corporation (“Black & Decker”), propose to enter into a merger agreement, dated as of the date hereof (the “Merger Agreement”), whereby, subject to the satisfaction of the terms and conditions of the Merger Agreement, Black & Decker will become a wholly-owned subsidiary of the Company upon consummation of the Merger (as defined in the Merger Agreement);

WHEREAS, the Executive has provided services to the Company in exchange for certain compensation and benefits prior to entry into this Agreement;

WHEREAS, the Company and the Executive entered into an Amended and Restated Change in Control Agreement dated December 10, 2008, which remains in full force and effect; and

WHEREAS, the Company and Executive mutually desire to enter into this Agreement, effective as of the Closing (as defined in the Merger Agreement), pursuant to which the Executive will continue to provide services to the Company from and after the Closing in exchange for certain compensation and benefits as provided in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.             EFFECTIVENESS; TERM.

(a)           This Agreement shall become effective upon the Closing (the date of the Closing, the “Effective Date”).  If the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger or if the Executive is not continuously employed by the Company from the Execution Date to the Closing, this Agreement shall be null and void ab initio and of no further force or effect.

(b)           Subject to Section 1(a), the term of this Agreement, and the term of the Executive’s service hereunder, shall commence on the Effective Date and shall continue until the occurrence of a Date of Termination (as defined in Section 4 below) (such period of service, the “Term”).

2.             POSITION AND DUTIES; LOCATION.

(a)           During the Term, the Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities commensurate therewith as may from time to time be assigned to him by the Chief Executive Officer of the Company (the “Company CEO”).  The Executive shall report solely to the Company CEO.  At the Company’s request, upon termination of the Executive’s employment with the Company for any reason, the Executive shall (1) promptly resign from all positions the Executive then holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates and (2) execute any and all documentation of such resignations.

(b)           During the Term, the Executive shall devote his full business time and effort to the performance of his duties hereunder.  It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or, subject to the approval of the Board, to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s duties hereunder.

(c)           During the Term, the Executive shall be based at the Company’s principal headquarters in New Britain, Connecticut, except for travel reasonably required for the performance of the Executive’s duties hereunder.

3.             COMPENSATION AND BENEFITS.

(a)           BASE SALARY.  As of the Effective Date, the Executive’s annual base salary will be $750,000.  The Annual Base Salary (as defined below) shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.  During the Term, the Annual Base Salary shall be reviewed at least annually by the Compensation and Organization Committee (the “C&O Committee”) of the Board of Directors of the Company (the “Board”) for possible increase.  Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.  Once increased, the Annual Base Salary shall not thereafter be decreased, except pursuant to across-the-board salary reductions similarly affecting all senior Company executives.  The term “Annual Base Salary” shall refer to the Annual Base Salary as in effect from time to time.

(b)           ANNUAL CASH BONUS.  For each fiscal year of the Company during the Term, the Executive shall participate in the Company’s Management Incentive Compensation Plan, as amended, or any successor plan thereto (the “MICP”).  As of the Effective Date, the Executive’s annual target bonus opportunity pursuant to the MICP shall equal 100% (the “Target Annual Bonus Percentage”) of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year (or, in the case of the 2010 fiscal year, as in effect immediately following the Effective Date), with a threshold potential award equal to 50% of such Annual Base Salary and a maximum potential award equal to 200% of such Annual Base Salary.  Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives in accordance with the terms of the MICP, but in no event later than March 15 of the calendar year following the calendar year in which such cash bonuses are earned and vested.

(c)           EQUITY AWARDS

(i)           MERGER EQUITY GRANT.  Promptly after the Effective Date, the Company shall grant to the Executive restricted stock units (the “Merger RSUs”), which number of Merger RSUs shall be determined by the Board such that the aggregate value of the shares of Company common stock underlying such Merger RSUs shall be equal to the value, as of the Closing, of an option to purchase 675,000 shares of Company common stock (based on the full grant date value as determined for purposes of the Company’s financial reporting and assuming such options have a 10-year term and other terms and conditions consistent with the most recent option awards made to the Executive).  The Merger RSUs shall be granted under, and subject to the terms and conditions of, the Company’s 2009 Long-Term Incentive Plan or a successor thereto (the “Company Stock Plan”).  The Merger RSUs shall vest and be settled, subject to the Executive’s continued employment with the Company, 50% on the fourth anniversary of the Closing and 50% on the fifth anniversary of the Closing.  In addition, the Merger RSUs shall become immediately and fully vested and settled in the event (i) the Company terminates the Executive’s employment other than for Cause (as defined below) or (ii) the Executive’s employment is terminated by the Executive for Good Reason (as defined below); provided that, in any such case, such settlement shall occur on the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 409A”)).  The Merger RSUs shall accrue dividends and distributions paid on shares of Company common stock in accordance with the Company’s customary practices.  Except as described above, the Merger RSUs shall be subject to the terms and conditions set forth in the Company’s customary award agreement.

(ii)          LONG-TERM INCENTIVE COMPENSATION.  For each fiscal year of the Company during the Term, the Executive shall be eligible to receive (a) annual performance awards with a target annual value (based on the full grant date value as determined for purposes of the Company’s financial reporting) equal to 250% of the Annual Base Salary in effect for the Executive at the beginning of such fiscal year (the “Annual Performance Awards”), with a threshold potential annual performance award equal to 125% of such Annual Base Salary and a maximum potential annual performance award equal to 400% of such Annual Base Salary, and (b) annual awards of options to purchase 100,000 shares of Company common stock (the “Annual Options” and, collectively with the Annual Performance Awards, the “Annual LTIP Awards”).  The Annual LTIP Awards shall be granted under, and subject to the terms and conditions of, the Company Stock Plan, and shall be subject to the terms and conditions set forth in the Company’s customary award agreements, including with respect to vesting and exercisability of stock options (if any) after termination of employment; provided that none of such Annual LTIP Awards shall constitute “deferred compensation” within the meaning of Section 409A.

(d)           OTHER BENEFITS.  While the Executive is employed during the Term:  (i) the Executive shall be entitled to participate in all tax-qualified and non-qualified savings, employee stock ownership, employee stock purchase, deferred compensation and retirement and supplemental retirement plans that are generally made available to the Company’s senior officers, including, without limitation, the Company’s Supplemental Executive Retirement Program (the “SERP”), and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior officers of the Company or to the Company CEO, including but not limited to the Company’s executive car program, financial planning services, executive life insurance program, executive long-term disability program and executive physical program (provided that in each case, such participation shall be no less favorable than that available to senior officers of the Company); and (ii) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including, any medical (with COBRA equivalent premiums paid on a gross-up basis during any waiting period that is not waived), flexible spending, prescription, dental, short- and long-term disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as are made available to the senior officers of the Company.

(c)           VACATION.  The Executive shall be entitled to four (4) weeks paid vacation per year.

(e)           EXPENSES.  The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives and subject to the Reimbursement Rules (as defined in Section 4(e) below).

(f)           CHANGE IN CONTROL SEVERANCE AGREEMENT.  On December 10, 2008, the Executive and the Company entered into an Amended and Restated Change in Control Severance Agreement, which shall remain in full force and effect.

(g)           INDEMNIFICATION.  To the fullest extent permitted by the Company’s certificate of incorporation and by-laws, or, if greater, by the laws of the State of Connecticut, the Company shall promptly indemnify and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs, expenses (including reasonable attorneys’ fees), ERISA excise taxes, or other liabilities or penalties and amounts paid or to be paid in settlement) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation (the “Proceeding”) to which the Executive is made a party, or is threatened to be made a party, by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, programs or arrangements, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity.  Such indemnification shall continue even if the Executive has ceased to be a director, employee or agent of the Company or other affiliated entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within fifteen (15) calendar days after receipt by the Company of a written request from the Executive for such advance.  Such request shall include an undertaking by the Executive to timely repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.  The Company also agrees to maintain a director’s and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other senior executive officers.  Following the Term, the Company shall continue to maintain a directors’ and officers’ liability insurance policy for the benefit of the Executive which is no less favorable than the policy covering other senior officers of the Company.

4.             TERMINATION OF EMPLOYMENT.

(a)           DEATH OR DISABILITY.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Term.  The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term.  “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy for salaried employees (or any successor thereto) or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company and the Executive or the Executive’s legal representative has determined that the Executive is totally and permanently disabled.  In the event that the Executive and the Company cannot agree as to a physician to make such a determination, each shall appoint a physician and those two (2) physicians shall select a third who shall make such determination in writing.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time.  Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A, the Executive shall on such date automatically be terminated from employment because of Disability.

(b)           TERMINATION BY THE COMPANY.  The Company may terminate the Executive’s employment during the Term for Cause or without Cause.

(i)          “Cause” is defined as (A) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that has not been cured within thirty (30) calendar days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, (C) the Executive’s conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude, (D) any violation of the Company’s policies relating to compliance with applicable laws that has a material adverse effect on the Company or its affiliates or (E) the Executive’s breach of any restrictive covenant set forth in Section 8 hereof.  For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company.

(ii)         A termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures.  The Board shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in detail the specific conduct (including any failure to act) of the Executive that it considers to constitute Cause, and proposing the date, time and place (which, in each case, shall be subject to the Executive’s approval; provided that such approval shall not be unreasonably withheld) of the Special Board Meeting for Cause.  The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause, that takes place not less than forty-five (45) business days after the Executive receives the Notice of Termination for Cause.  The Board shall provide the Executive an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause.  The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of a majority of the Board (other than the Executive), the Executive’s conduct constitutes Cause under this Agreement.

(c)           GOOD REASON.  The Executive may terminate employment for Good Reason or without Good Reason.

(i)          “Good Reason” is defined as, without the Executive’s consent, (A) the assignment to the Executive of any duties inconsistent with his status as the Company’s Chief Operating Officer or a material adverse alteration in the nature or status of the Executive’s responsibilities, unless the Company has cured such events within ten (10) business days after the receipt of written notice thereof from the Executive, (B) a reduction in the Executive’s Annual Base Salary or Target Annual Bonus Percentage, except for across-the-board salary reductions similarly affecting all senior Company executives, (C) the relocation of the Company’s headquarters to a location more than thirty-five (35) miles from the location of such headquarters on the Effective Date, or (D) the Company’s election not to renew the Change in Control Severance Agreement.

(ii)         A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason; provided, however, that no termination by the Executive shall be treated as a termination for Good Reason unless the Notice of Termination for Good Reason is given within forty-five (45) business days following the date the Executive first has knowledge of the event or circumstance alleged to constitute Good Reason.  A termination of employment by the Executive for Good Reason shall be effective fifteen (15) business days following the date when the Notice of Termination for Good Reason is given, unless the event or circumstance constituting Good Reason is remedied by the Company in accordance with the foregoing.

(iii)        A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company thirty (30) calendar days advance written notice of the termination.

(d)           DATE OF TERMINATION.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).

(e)           REIMBURSEMENT RULES.  The “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

5.             OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)           OBLIGATIONS ON ANY TERMINATION.  If the Executive’s employment hereunder terminates for any reason, then (1) the Company shall pay to the Executive, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within ten (10) business days after the Date of Termination, (i) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid, (ii) any earned annual bonus that has not been paid (or previously deferred) for any previous fiscal year, and (iii) any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Date of Termination and subject to the Reimbursement Rules, (2) the Company shall also pay or provide to the Executive (or the Executive’s estate, beneficiary, or legal representative, as the case may be) all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, in accordance with the terms of such plans, programs or arrangements, and (3) except as otherwise set forth below in Section 5(c), all of the Executive’s then outstanding equity and incentive compensation awards shall be treated in accordance with the terms of the plans and agreements evidencing such awards.

(b)           OBLIGATIONS ON A TERMINATION DUE TO DEATH OR DISABILITY.  If the Executive’s employment hereunder terminates by reason of death or Disability, then the Company, in addition to making the payments and benefits in Section 5(a), shall pay to the Executive, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within thirty (30) business days following the Date of Termination, a pro-rata portion of the Executive’s Target Annual Bonus Percentage of Annual Base Salary for the Company’s fiscal year in which the Date of Termination occurs (the “Pro-Rata Bonus”).  The Pro-Rata Bonus shall be calculated by multiplying the Target Annual Bonus Percentage of Annual Base Salary by a fraction, the numerator of which is the number of days in the Company’s fiscal year that have elapsed to the Date of Termination and the denominator of which is the number of days in such fiscal year.

(c)           OTHER THAN FOR CAUSE, DISABILITY, OR DEATH, OR FOR GOOD REASON.

(i)          If, during the Term, the Company terminates the Executive’s employment for any reason other than for Cause, death or Disability, or the Executive terminates his employment for Good Reason, then, in addition to making the payments and providing the benefits pursuant to Section 5(a), subject to Section 5(c)(ii) and Section 5(e), (1) on the sixtieth (60th) day following the Date of Termination, the Company shall pay to the Executive a lump sum in cash equal to two times the sum of (i) the Executive’s Annual Base Salary immediately prior to the Date of Termination plus (ii) the Executive’s Target Annual Bonus Percentage of Annual Base Salary for the fiscal year in which the Date of Termination occurs (“Cash Severance”); (2) the Executive shall be entitled to immediate vesting of any Merger RSUs outstanding as of the Date of Termination in accordance with Section 3(c)(i); (3) the Company shall provide or arrange to provide the Executive and his eligible dependents, at no greater cost to the Executive than the cost to the Executive immediately prior to the Date of Termination, life, disability, accident and health insurance benefits (the “Health and Welfare Benefits”) no less favorable than those provided to the Executive and his eligible dependents immediately prior to the Date of Termination for twenty-four (24) months following the Date of Termination (the “Continuation Period”), or, if sooner, until he becomes eligible for such benefits from a new employer (and the Executive shall promptly notify the Company of such eligibility from any new employer), but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month commencing with the first calendar month following the Date of Termination and the Company shall reimburse the Executive on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period and such reimbursement shall comply with the Reimbursement Rules; (4) the Company shall pay the Executive, on sixtieth (60th) day following the Date of Termination, the Pro-Rata Bonus; and (5) the Executive shall be deemed to have attained service through the greater of the Executive’s actual age as of the Date of Termination and age 54 for all purposes (including vesting and benefit accrual) under the SERP.

(ii)         In the event that, during the Continuation Period, the Executive shall, without the written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business (as defined below), then the Company’s obligations to make any further payments or provide any further benefits under this Section 5(c) shall immediately terminate.  “Competitive Business” shall mean any line of business that is substantially the same as any line of any operating business which on the Date of Termination the Company was engaged in or conducting and which during the Company’s preceding fiscal constituted at least 5% of the gross sales of the Company and its subsidiaries.  Notwithstanding the foregoing, the Executive may become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, consulting or advisory firm, investment banking firm or similar organization which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on condition that the Executive shall not personally render any services in connection with such Competitive Business either directly to such Competitive Business or other persons or to the Executive’s firm in connection therewith.

(d)           SECTION 409A.

(i)          Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”).  The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

(ii)         With respect to any amount of expenses eligible for reimbursement under Section 5(a)(1)(iii), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date.  In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(iii)        Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

(iv)        Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to the Executive on the Permissible Payment Date.

(e)           EXECUTION OF RELEASE.  As a condition of receiving any payments for which the Executive otherwise qualifies under Section 5(c)(i), the Executive shall be required to execute, deliver and not revoke, within sixty (60) calendar days following the Executive’s separation from service, the mutual release attached hereto as Exhibit A (the “Release”), such Release to be delivered by the Executive no later than sixty (60) calendar days following the Executive’s separation from service.  If the Release has not been executed, delivered and become irrevocable by the Executive within the statutory revocation period, all payments under Section 5(c)(i) shall be forfeited.  Notwithstanding the foregoing, if the Company does not execute and deliver the Release to the Executive within two (2) business days following the Executive’s delivery of the Release to the Company, then any requirement for the Executive to execute, deliver and not revoke the Release as a condition of receiving any payments under Section 5(c)(i) will have no effect, and the Executive shall be entitled to receive any payments to which the Executive otherwise qualifies under Section 5(c)(i).

6.             NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7.             FULL SETTLEMENT.  Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.             CONFIDENTIAL INFORMATION; SOLICITATION.

(a)           The Executive shall hold in a fiduciary capacity for the benefit of the Company any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company (“Confidential Information”).  Confidential Information includes, without limitation, such information relating to the (i) development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its subsidiaries, (ii) products and all formulas therefor, (iii) costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) identity and special needs of the customers and suppliers of the Company and its subsidiaries and (v) people and organizations with whom the Company and its subsidiaries have business relationships and those relationships.  “Confidential Information” also includes comparable information that the Company or any of its subsidiaries have received belonging to others or which was received by the Company or any of its subsidiaries pursuant to an agreement by the Company that it would not be disclosed.  “Confidential Information” does not include information which (A) is or becomes available to the public generally (other than as a result of the Executive’s unauthorized disclosure), (B) was within the Executive’s possession prior to the date hereof or prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (C) becomes available to the Executive on a non-confidential basis from a source other than the Company or its subsidiaries, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (D) was independently developed the Executive without reference to the Confidential Information or (E) is required by law to be disclosed.  The Executive shall promptly return to the Company upon the Date of Termination or at any other time the Company may so request, all notes, records, documents, files and memoranda (including in electronic format and all copies of such materials) constituting Confidential Information he may then possess or have under his control; provided, however, that he may retain his personal correspondence, diaries and other items of a personal nature.

(b)           For a period of two (2) years after the Date of Termination, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six (6) month period preceding the date of such hiring; or (ii) solicit, entice, persuade or induce (in each case, other than pursuant to non-targeted, general advertisements) any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

(c)           The Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of this Section 8 without the necessity of posting any bond, it being acknowledged and agreed that any breach or threatened breach of this Section 8 hereof will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.

9.             DISPUTE RESOLUTION.  Except for the Company’s right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three (3) arbitrators sitting in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect.  The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive.  Judgment may be entered on the award of the arbitrators in any court having jurisdiction.  Each party shall bear its own costs and expenses (including legal fees) in connection with any arbitration proceeding instituted hereunder; provided, however, that if the Executive prevails in the arbitration, his costs and expenses shall be promptly reimbursed by the Company.  The reimbursement provided for in this Section 9 shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than within thirty (30) calendar days following the date on which such consent or dispute (whether or not appealed) is resolved.

10.           ASSIGNMENT; SUCCESSORS.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and benefits had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason.

11.           NO VIOLATIONS.  As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement (and those contemplated hereby) and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

12.           MISCELLANEOUS.

(a)           GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At his address on file with the Company

If to the Company:

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053
Facsimile:  860-827-3911
Attention:  Bruce H. Beatt, Vice President, General Counsel and Secretary

With a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Eric W. Hilfers, Esq.

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12.  Notices and communications shall be effective when actually received by the addressee.

(c)           SEVERABILITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)           LEGAL FEES.  The Company shall pay directly or reimburse the Executive for legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement; provided, however, that such payment or reimbursement obligation shall not exceed $10,000 in the aggregate.  Such payment or reimbursement by the Company shall be subject to the Reimbursement Rules.

(e)           WITHHOLDING.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(f)           WAIVER.  The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)           ENTIRE AGREEMENT.  The Executive and the Company acknowledge that this Agreement (together with Exhibit A hereto) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

(h)           SECTION 409A.  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A.  This Agreement shall be construed in a manner to give effect to such intention.  The subject matter of this Agreement involves complex and substantial tax considerations.  The Executive acknowledges that he has been afforded adequate opportunity to consult and that he has consulted with his own tax adviser with respect to this Agreement.  The Company makes no warranties or representations whatsoever to the Executive regarding the tax consequences of any item of compensation subject to this Agreement and which is paid in accordance with the terms of this Agreement.

(i)           SURVIVAL OF TERMS.  To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment or the termination of this Agreement shall so survive.

(j)           COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(k)           EACH PARTY THE DRAFTER.  This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Execution Date.

THE STANLEY WORKS

By:	/s/ John F. Lundgren
Name: John F. Lundgren
Title: Chairman and Chief Executive Officer

JAMES M. LOREE

By:	/s/ James M. Loree
Name: James M. Loree

[Signature Page to COO Employment Agreement]

EXHIBIT A
TO EMPLOYMENT AGREEMENT

MUTUAL RELEASE

(a)  James M. Loree (“Releasor”) for and in consideration of benefits provided pursuant to an Employment Agreement with The Stanley Works entered into on November 2, 2009 (the “Employment Agreement”), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge The Stanley Works and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his to its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor’s employment or director relationship with the Company, or the termination thereof, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor.  Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release.  Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Releasor’s rights under the Employment Agreement, (ii) any right or claim that arises after the date the Releasor executes this release, (iii) the Releasor’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Releasor incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any right the Releasor may have to obtain contribution as permitted by law in the event of entry of judgment against the Releasor as a result of any act or failure to act for which the Releasor and the Company or any affiliate or subsidiary are held jointly liable.

(b)  Releasor has been advised to consult with an attorney of Releasor’s choice prior to signing this release, has done so and enters into this release freely and voluntarily.

(c)  Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release.  Once Releasor has signed this release, Releasor has seven (7) additional days to revoke Releasor’s consent and may do so by writing to the Company as provided in Section 12(b) of the Employment Agreement.  Releasor’s release shall not be effective, and no payments or benefits shall be due under Section 5(c) of the Employment Agreement, until the eighth day after Releasor shall have executed this release (the “Revocation Date”) and returned it to the Company, assuming that Releasor has not revoked Releasor’s consent to this release prior to the Revocation Date.

(d)  The Company, for and in consideration of the Releasor’s covenants under the Employment Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Releasor’s employment or director relationship with the Company or the termination thereof, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation.  Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company’s rights under the Employment Agreement, or (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release.

(e)  The Company’s release shall become effective on the Revocation Date, assuming that Releasor shall have executed this release and returned it to the Company and has not revoked Releasor’s consent to this release prior to the Revocation Date.

(f)  In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

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This release shall be governed by the law of the State of Connecticut without reference to its choice of law rules.

THE STANLEY WORKS

By:
Name:
Title:

Signed as of this ____ day of _____________.

RELEASOR

James M. Loree

Signed as of this ____ day of _____________.

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